UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

PropertyGuru Group Limited
(Name of Issuer)

Ordinary shares, par value US$0.0001 per share
(Title of Class of Securities)

G7258M108
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. G7258M108

1	NAMES OF REPORTING PERSONS
Epsilon Asia Holdings II Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
Epsilon Asia Holdings I Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Asia III Fund Investments Pte. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Asian Fund III L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Associates Asia III SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Asia III S.à r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Asia III Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Group Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,475,124

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,475,124

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. G7258M108
1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,475,124

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,475,124

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,124

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
26.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the "Act"), each of the persons listed below under Item 2 (each a "Reporting Person," and collectively the "Reporting Persons"), have agreed to file one statement with respect to their beneficial ownership of ordinary shares, par value US$0.0001 per share ("Ordinary Shares") of PropertyGuru Group Limited (the "Issuer").

Item 1.	(a)	Name of Issuer:

PropertyGuru Group Limited

	(b)	Address of Issuer’s Principal Executive Offices:

Paya Lebar Quarter 1
Paya Lebar Link
#12-01/04
Singapore 408533

Item 2.	(a)	Name of Person Filing:

Epsilon Asia Holdings II Pte. Ltd. ("Asia Holdings")
Epsilon Asia Holdings I Pte. Ltd. ("Asia Holdings I")
KKR Asia III Fund Investments Pte. Ltd. ("KKR Asia III Fund Investments")
KKR Asian Fund III L.P. ("KKR Asian Fund III")
KKR Associates Asia III SCSp ("KKR Asia Associates")
KKR Asia III S.à r.l. ("KKR Asia III")
KKR Asia III Holdings Limited ("KKR Asia III Holdings")
KKR Group Partnership L.P. ("KKR Group Partnership")
KKR Group Holdings Corp. ("KKR Group Holdings")
KKR Group Co. Inc. ("KKR Group Co.")
KKR & Co. Inc. ("KKR & Co.")
KKR Management LLP ("KKR Management")
Henry R. Kravis
George R. Roberts

	(b)	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts ) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, NY 10001

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

	(c)	Citizenship:

See Item 4 of each cover page.

	(d)	Title of Class of Securities:

Ordinary shares, par value US$0.0001 per share

	(e)	CUSIP Number:

G7258M108

Item 3.	Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

Asia Holdings holds 43,475,124 Ordinary Shares, or 26.9% of the outstanding Ordinary Shares based on 161,669,757 Ordinary Shares outstanding as of September 22, 2022, as reported in the Prospectus dated October 7, 2022, filed by the Issuer with the Securities and Exchange Commission on October 7, 2022.

Each of Asia Holdings I (as the sole shareholder of Asia Holdings); KKR Asia III Fund Investments (which majority controls Asia Holdings I); KKR Asian Fund III (as the sole shareholder of KKR Asia III Fund Investments); KKR Asia Associates (as the general partner of KKR Asian Fund III); KKR Asia III (as the general partner of KKR Asia Associates); KKR Asia III Holdings (as the sole shareholder of KKR Asia III); KKR Group Partnership (as the sole shareholder of KKR Asia III Holdings ); KKR Group Holdings (as the general partner of KKR Group Partnership); KKR Group Co. (as the sole shareholder of KKR Group Holdings); KKR & Co. (as the sole shareholder of KKR Group Co.) and KKR Management (as the Series I preferred stockholder of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Asia Holdings.

Each of Asia Holdings I, KKR Asia III Fund Investments, KKR Asian Fund III, KKR Asia Associates, KKR Asia III, KKR Asia III Holdings, KKR Group Partnership, KKR Group Holdings, KKR Group Co., KKR & Co. and KKR Management disclaim beneficial ownership of such securities.

As the founding partners of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Asia Holdings but disclaim beneficial ownership of such securities.

Asia Holdings entered into a Shareholders’ Agreement dated March 17, 2022 (the “Shareholders’ Agreement”), with TPG Asia VI SF Pte. Ltd., TPG Asia VI SPV GP LLC, in its capacity as general partner of TPG Asia VI Digs 1 L.P., REA Asia Holdings Co. Pty Ltd. and REA Group Limited (the “Other Holders”) and the Issuer.  Pursuant to the Shareholders’ Agreement, Asia Holdings and the Other Holders have agreed to certain provisions relating to, among other things, the composition of the Board of Directors of the Issuer and certain rights upon transfers of securities.

Because of the relationship between Asia Holdings and the Other Holders as a result of the Shareholders’ Agreement, the Reporting Persons may be deemed  to constitute a “group” with the Other Holders within the meaning of Section 13(d) of the Securities Exchange Act of 1934.  Each Reporting Person disclaims beneficial ownership of the Ordinary Shares beneficially owned by the Other Holders that they may be deemed to beneficially own solely by reason of the Shareholders’ Agreement.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

	(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

	(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons and the partners, members, affiliates and shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Ordinary Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being
Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 4 above.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2023

EPSILON ASIA HOLDINGS II PTE. LTD.

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Attorney-in-fact for Adam Hyland, Director

EPSILON ASIA HOLDINGS I PTE. LTD.

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Attorney-in-fact for Adam Hyland, Director

KKR ASIA III FUND INVESTMENTS PTE. LTD.

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Attorney-in-fact for Adam Hyland, Director

KKR ASIAN FUND III L.P.
By: KKR Associates Asia III SCSp, its general partner
By: KKR Asia III S.à r.l., its general partner

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Authorized Signatory

KKR ASSOCIATES ASIA III SCSP
By: KKR Asia III S.à r.l., its general partner

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Authorized Signatory

KKR ASIA III S.À R.L.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Authorized Signatory

KKR ASIA III HOLDINGS LIMITED

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR GROUP PARTNERSHIP L.P.
By: KKR Group Holdings Corp., general partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR GROUP HOLDINGS CORP.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR GROUP CO. INC.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR & CO. INC.

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

KKR MANAGEMENT LLP

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Assistant Secretary

HENRY R. KRAVIS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement

2	Powers of Attorney granted by Henry R. Kravis and George R. Roberts

3	Power of Attorney granted by Adam Hyland